EXHIBIT 4.7

ASSIGNMENT OF BL-1040 PROJECT

THIS ASSIGNMENT (the "Assignment") is made effective as of January 1, 2009, by and between BioLine Innovations Jerusalem, Limited Partnership ("Assignor") and BioLineRx, Ltd. ("Assignee").

WHEREAS, Assignor entered into that certain License Agreement dated as of January 10, 2005 with B.G. Negev Technologies and Applications, Ltd. (the "License Agreement'); and

WHEREAS, Assignor desires to assign the License Agreement to Assignee pursuant to Section 14.10 thereof, and Assignee desires to accept such assignment;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Assignor hereby assigns the License Agreement, and all of Assignor's rights, obligations and interests thereunder to Assignee.

2. Assignee hereby accepts the foregoing assignment and agrees to be bound by the terms of the License Agreement.

3. This Assignment shall be construed in accordance with the laws of the State of  Israel.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR	ASSIGNEE

BioLine Innovations Jerusalem, LP	BioLineRx, Ltd.
By It s General Partner
BioLine Innovations Jerusalem, Ltd.

/s/ Yuri Shoshan	/s/ Yuri Shoshan
Date: 21.4.09	Date: 21.4.09